Dated January 9 2012

GOLDENWAY GLOBAL INVESTMENTS (NEW ZEALAND) LIMITED (1)

AND

GOLDENWAY GLOBAL INVESTMENTS (UK) LIMITED (2)

INTER-COMPANY BROKERAGE AGREEMENT

Speechly Bircham LLP
6 New Street Square
London
EC4A 3LX
Tel: +44 (0)20 7427 6400
Fax: +44 (0)20 7427 6600

Ref VFM/VXW/345443
Doc 12071543v.7
Draft 4 19th April 2012

Contents

Page

1. DEFINITIONS 4
2. DURATION 6
3. APPOINTMENT OF GGI(NZ) 6
4. CLIENTS 6
5. PROVISION OF THE SERVICES 7
6. SERVICE LEVELS 7
7. PROVISION OF INFORMATION 7
8. SUB-ACCOUNTS 8
9. GGI(UK)'s RESPONSIBILITIES 8
10. TRANSACTIONS 9
11. SETTLEMENT 10
12. INDEMNITY 10
13. SECURITY 11
14. COMMISSION ACCOUNT 11
15. PAYMENT AND SET-OFF 11
16. DEFAULT 12
17. CHANGES TO THE SERVICES 12
18. WARRANTIES OF THE PARTIES 13
19. DATA PROTECTION ACT 1998 14
20. LIMITATION OF LIABILITY 15
21. EARLY TERMINATION 15
22. EFFECT OF TERMINATION 17
23. CONFIDENTIALITY 18
24. FORCE MAJEURE 19
25. WAIVER 20

26. NOTICES 20
27. INVALIDITY AND SEVERABILITY 21
28. ENTIRE AGREEMENT 21
29. SUCCESSORS 21
30. ASSIGNMENT 21
31. NO PARTNERSHIP OR JOINT VENTURE 21
32. SUB-CONTRACTING 21
33. VARIATIONS 21
34. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999 21
35. LAW 22
Schedule 1 – Commissions 23
Schedule 2 – Service Levels 24

THIS AGREEMENT is made on ______________________ 2012

BETWEEN

(1) Goldenway Global Investments (New Zealand) Limited (registered number 3285828), whose registered office address is at Plaza Level, AXA Building, 41 Shortland Street, Auckland, 1010, New Zealand (**GGI(NZ)**); and

(2) Goldenway Global Investments (UK) Limited (registered number 3405217) whose registered office is at 65 Leadenhall Street, London EC3A 2AD, United Kingdom (**GGI(UK)**).

BACKGROUND

(A) GGI(NZ) deals in foreign exchange, spread bets, CFDs and precious metals as a principal.

(B) GGI(UK) is a broker regulated by the FSA (as defined below) and wishes to offer dealing facilities to its clients in foreign exchange, spread bets, CFDs and precious metals.

(C) GGI(NZ) has agreed to provide its dealing facilities to GGI(UK) on the terms and subject to the conditions set out in this Agreement.

OPERATIVE PROVISIONS

1. DEFINITIONS

1.1 In this Agreement, the following expressions shall have the following meanings unless the context otherwise requires:

Associates	the meaning given in Clause 3.2
Business Day	a day other than Saturday or Sunday or a public holiday when banks in the jurisdiction concerned are open for business
Client	any person who is a client of GGI(UK) holding a position with GGI(NZ)
Commencement Date	the date specified by GGI(NZ) as the date on which the Services will commence
Control	Control as defined by section 416 of the Income and Corporation Taxes Act 1988
Data	as defined in the Data Protection Act 1998
Data Controller	as defined in the Data Protection Act 1998

FSA	the United Kingdom Financial Services Authority or any successor body
FSA Rules	the rules and guidance of the FSA as contained in the FSA Handbook of Rules and Guidance (as amended from time to time)
FSMA	the Financial Services and Markets Act 2000
Force Majeure	in relation to either party, circumstances beyond the reasonable control of that party, including, without limitation, acts of God, acts of governmental or supra-national authority, outbreak of hostilities, national emergency, an act of terrorism, riots, civil commotion, fire, explosion, flood, epidemic, lock outs (whether or not by that party), strikes and other industrial disputes, (in each case, whether or not relating to that party's workforce), restraints or delays affecting carriers, equipment failures, communication breakdown, power failure or delays by third parties and inability or delay in obtaining supplies or adequate or suitable materials
Services	collectively, the dealing facilities in foreign exchange, spread bets, CFDs and precious metals made available by GGI(NZ) to GGI(UK) and such additional services or facilities as GGI(NZ) may agree to supply to GGI(UK)

1.2 The index and headings to the Clauses and Schedules of this Agreement shall not affect their construction.

1.3 Where the context so requires or admits, the masculine shall include the feminine and the neuter, and the singular shall include the plural and vice versa.

1.4 Any reference to "writing or cognate expressions" includes references to any form of written communication shall include (without limitation) e-mail, facsimile or any comparable means.

1.5 Any reference in this Agreement to a Clause or Schedule is a reference to a Clause of or a Schedule to this Agreement and references to paragraphs are to paragraphs in the Schedule in which such paragraph appears.

1.6 The expression "person" shall include (without limitation) any individual, firm, company, incorporated association, partnership, limited liability partnership, government, state or agency of state, or joint venture.

1.7 Any word or expression defined in the Glossary to the FSA Rules shall unless otherwise defined in this Clause 1 or the context otherwise requires have the same meaning in this Agreement.

1.8 Any reference to a statute or statutory provision shall be construed as a reference to the same as from time to time amended, consolidated, modified, extended, re-enacted, or replaced provided that in the case of amendments, consolidation, modification, extensions, re-enactments or replacements made after the date of this Agreement they shall not have effected a substantive change to that provision.

2. DURATION

2.1 This Agreement shall commence on the date of execution and shall, subject to the provisions of Clauses 21 and 24 respectively (early termination for cause or force majeure), continue until terminated by one party giving not less than six months' notice in writing to the other.

3. APPOINTMENT OF GGI(NZ)

3.1 GGI(NZ) agrees with effect from the Commencement Date to supply the Services to GGI(UK) on the terms and subject to the conditions of this Agreement.

3.2 If GGI(NZ) is prevented or delayed from performing any of its obligations under this Agreement by reason of any material act, default or omission of GGI(UK), its directors, officers, employees, agents (collectively, **Associates**) and sub-contractors or a failure by GGI(UK) to comply in a timely manner with its obligations and responsibilities as set out in this Agreement then GGI(NZ) shall not be in breach of those terms of this Agreement, which it might otherwise be in breach of but for this Clause 3.2 and times for performance by GGI(NZ) shall be extended by a reasonable period of time taking into account GGI(NZ)' other contractual commitments.

4. CLIENTS

4.1 GGI(NZ) does not have, nor does it wish to have, any relationship or direct dealings with any Client. GGI(NZ) deals with GGI(UK) as a principal and not as the agent of each of the Clients. To avoid any misunderstanding:

4.1.1 GGI(UK) is responsible for undertaking all identity verification and due diligence as required by the FSA Rules and other applicable rules in relation to each Client and all applicable monitoring of the Clients' activities as are necessary to comply with the FSA Rules and to combat market abuse, fraud, money laundering and other criminal activities;

4.1.2 GGI(UK) is responsible for all and any investment services provided to each Client including, without limitation, ensuring that any financial product acquired for the Client is suitable or appropriate for the Client;

4.1.3 GGI(NZ) will not be responsible for providing any services directly to any Client, all communications with the Clients will be the responsibility of GGI(UK). However, GGI(NZ) reserves the right to contact any Client directly and obtain instructions or information from them if GGI(NZ) reasonably determines, in good faith, that such action is necessary to protect the interests of one or more Clients, GGI(UK) or GGI(NZ). GGI(NZ) will make all reasonable endeavours to inform GGI(UK) before undertaking such action;

4.1.4 GGI(UK) is duly authorised by each Client to enter into transactions with GGI(NZ) on behalf of each such Client.

4.2 GGI(UK) shall ensure that each Client is aware that they are making use of the Services and is informed that the Services are provided by GGI(NZ) to GGI(UK) as a principal.

5. PROVISION OF THE SERVICES

5.1 GGI(NZ) will commence the Services on the Commencement Date provided that (and without prejudice to any other provision of this Agreement) GGI(NZ) may modify, suspend or discontinue, temporarily or permanently, all or any of the Services (or any part thereof) with or without notice.

5.2 GGI(NZ) will give notice to GGI(UK) of any such modification, suspension or discontinuance of the Services as is reasonable in the circumstances (which may be no notice) and details of the reasons for such modification, suspension or discontinuance (provided such disclosure does not involve GGI(NZ) breaching any duty of confidentiality, legal duty or similar obligation). GGI(NZ) will keep GGI(UK) informed of the progress of any modification, suspension or discontinuance until it is removed.

6. SERVICE LEVELS

6.1 GGI(NZ) shall provide the Services to GGI(UK) using all reasonable skill and care and generally in accordance with the service levels specified in Schedule 2. The service levels specified in Schedule 2 shall be reviewed every three months. Save as otherwise agreed in writing by the parties, all other specifications, descriptive material, written or oral representations and all warranties and conditions relating to the Services whether express or implied by law, shall to the extent permitted by law, be excluded.

7. PROVISION OF INFORMATION

7.1 Each party will (subject to any legal or regulatory restriction on the provision of such information) provide the other with all information and such co-operation and assistance as the latter may reasonably request in order to allow the Services to be provided in an efficient manner and to comply with its obligations under the terms of this Agreement, the FSA Rules and all other applicable legal or regulatory

requirements. Each party will be responsible for ensuring all information provided to the other is true, complete and accurate and there is no fact or matter known to a party (which has not been disclosed to the other) which may make such information incomplete, inaccurate or misleading.

7.2 Each party will immediately notify the other in writing or orally (and as soon as reasonably practical) confirmed in writing in the event that either becomes aware of any fact or matter which if known to the other could reasonably be expected to influence their willingness to supply (or continue to supply or receive) the Services on the terms of this Agreement or at all.

7.3 All information supplied to each party must be supplied in such form as the other may reasonably require or accept. Each party may change its requirements for the format for the supply of information to it at any time. Each party will give the other such notice of any change of format content or time limit for the supply of information as may be reasonable so as to allow each party time to make the necessary arrangements to comply with any new requirements (unless the action taken by any relevant government department, regulator, exchange or clearing house or other relevant authority shall render it impossible to give such notice) however nothing shall prevent or restrict the right of each party to impose changes to come into effect at such time as each party may specify.

8. SUB-ACCOUNTS

8.1 In connection with the provision of the Services GGI(UK) may request GGI(NZ) to provide one or more sub-accounts in GGI(UK)'s name but GGI(NZ) is under no obligation to do so. All requests to open sub-accounts shall be made in accordance with such procedures as GGI(NZ) may stipulate and shall be accompanied by such information as GGI(NZ) may reasonably require.

8.2 All sub-accounts will be accounts of GGI(UK) who will be wholly responsible for them. GGI(NZ) will act on the instructions of GGI(UK) in relation to the operation of each sub-account and shall not be required to check the accuracy or ensure the validity of any instruction but shall be fully responsible and liable for any and all errors in any such sub-account.

8.3 To avoid any misunderstanding in the event of GGI(UK) having more than one account, GGI(UK) undertakes to ensure that money and assets are transferred or allocated to the correct account. It shall not be the responsibility of GGI(NZ) to verify that money and assets have been transferred or allocated to the correct account.

9. GGI(UK)'S RESPONSIBILITIES

9.1 GGI(UK) shall carry out and be responsible:

9.1.1 at its own expense, for the provision of all connections with GGI(NZ) and the provision of such systems, computer hardware and software as

GGI(NZ) may specify in connection with the provision of the Services (the **System**). GGI(NZ) will not be responsible or liable for any delay or failure to perform the Services arising from or relating to the absence, failure or disruption of the System or any connect between GGI(UK) and GGI(NZ); and

9.1.2 at its own expense, for the provision of all third party data or information feeds, electronic links to third party systems and other similar services used in connection with the provision of the Services.

9.2 GGI(UK) shall:

9.2.1 only use the third party software specified by GGI(NZ) in connection with the provision of the Services;

9.2.2 ensure that the System is used in a proper manner by competent trained employees only or by persons under their supervision; and

9.2.3 co-operate fully with GGI(NZ) personnel in the performance of the Services.

10. TRANSACTIONS

10.1 All transactions will be executed in accordance with procedures specified by GGI(NZ) including the arrangements for order entry and pre-validation of any order and, unless such execution is automatically notified to GGI(UK) through the use of such procedures, GGI(NZ) will notify GGI(UK) of the execution of any transaction at the time of dealing on such terms as it may agree or specify.

10.2 GGI(UK) will have sole responsibility for the execution of the transaction concerned. It will be the responsibility of GGI(UK) to ensure that only those with appropriate authority execute transactions on behalf of Clients. GGI(NZ) will be entitled to rely and act on information, instructions and orders given to them by anyone they reasonably believe to be authorised to do so by GGI(UK). An instruction received by GGI(NZ) from GGI(UK) will be deemed to be GGI(UK)'s confirmation that GGI(UK) has the authority of the Client to give such instruction and to contract with GGI(NZ) for the provision of the Services in accordance with the terms of this Agreement.

10.3 GGI(NZ) will generate a confirmation in respect of each transaction which shall either be sent to GGI(UK) in an electronic format or be able to accessed electronically by GGI(UK).

10.4 The terms of any confirmation of a transaction issued in accordance with Clause 10.3 will be conclusive and binding unless GGI(NZ) is notified in writing by GGI(UK) of any disagreement immediately and in any event by close of business on the Business Day such confirmation is received. All transactions will be settled by GGI(UK) strictly in accordance with the terms of the confirmation. It will also be the responsibility of GGI(UK) to review all reports issued by GGI(NZ) on receipt and

reconcile all such reports against GGI(UK)'s own accounts and records. GGI(UK) shall notify GGI(NZ) of any error or inaccuracy as soon as reasonably possible.

11. SETTLEMENT

11.1 All transactions shall be due for settlement on the settlement date specified in the relevant confirmation issued in accordance with Clause 10.3. Unless otherwise agreed, on the due settlement date GGI(NZ) will settle the transaction in accordance with procedures it has specified and notify GGI(UK) of the resultant profit or loss to be paid or received by GGI(NZ). GGI(NZ) and GGI(UK) will settle with each other on a net basis and GGI(NZ) will issue statements to GGI(UK) detailing the net amount due from one party to the other. Such amounts will be paid in cleared funds in accordance with the arrangements agreed between the parties on a daily basis (or at such other intervals as may be agreed).

11.2 In the event of any failure by GGI(UK) to make payment or delivery on behalf of a Client in accordance with the provisions of this Clause 11, GGI(NZ) may in addition to the exercise of any of the rights or remedies available to it under this Clause 11 exercise any other rights or remedies set out in this Agreement.

12. INDEMNITY

12.1 GGI(UK) shall indemnify GGI(NZ), its partners, directors, employees or agents (**Indemnified Persons**) on an after tax basis on demand against all reasonable costs, claims, liabilities or expenses (including legal costs) duties and taxes (other than corporation tax on the net income of GGI(NZ)) which arise directly or indirectly as a result of:

12.1.1 the provision of the Services;

12.1.2 the enforcement of GGI(NZ)' rights or remedies set out in this Agreement;

12.1.3 GGI(NZ) acting upon instructions which it believes, in good faith, to have been received from any authorised employee, agent, officer or other representative of GGI(UK) or from any designated third party;

12.1.4 any material failure by GGI(UK) to provide accurate information in accordance with Clause 7.1;

12.1.5 any material breach by GGI(UK) or its Associates of any provision of this Agreement or any default or failure in the performance of their respective obligations including, without limitation, any failure to make payment when due (including, without limitation, payment of money in accordance with Clause 11);

12.1.6 any negligence, fraud or wilful default by GGI(UK) or its Associates and or any contravention by GGI(UK) of any provision of FSA Rules; and

12.1.7 any representation or warranty given by or on behalf of GGI(UK) or any Client being untrue or misleading in any respect.

12.2 The provisions of this Clause 12 shall continue to apply notwithstanding the termination of this Agreement and shall be in addition to any other right of indemnity or claim of any Indemnified Person whether under this Agreement or otherwise and shall not be affected by any forbearance whether as to payment, time, performance or otherwise.

13. SECURITY

13.1 As continuing security for the performance of GGI(UK)'s obligations pursuant to the terms of this Agreement including, without limitation, the payment of all sums due to GGI(NZ), GGI(UK) shall pay or deposit with GGI(NZ) such amount as GGI(NZ) may require from time to time to meet GGI(UK)'s actual, future and contingent liabilities to GGI(NZ).

14. COMMISSION ACCOUNT

14.1 GGI(NZ) will pay GGI(UK) fees and commissions at the rates set out in Schedule 1 (as amended from time to time) on the execution of any transactions or on the occurrence of any other event which gives rise to a requirement that GGI(NZ) pay fees or commissions to GGI(UK). GGI(NZ) shall calculate such fees and commissions and transfer such amounts to a commission account opened in the name of GGI(UK) with GGI(NZ).

14.2 The Clients will have no entitlement to any credit balance on GGI(UK)'s commission account and the sole right of GGI(UK) will be for payment of such amounts as are due to GGI(UK) in accordance with arrangements agreed between GGI(UK) and GGI(NZ) (subject always to the terms of this Agreement). Interest will not be paid on GGI(UK)'s commission account.

15. PAYMENT AND SET-OFF

15.1 Each party may set-off, transfer or apply (with or without prior notice) any indebtedness, liabilities or obligations of the other to that party, or any credit balance (whether or not then due and payable) on any account that has been opened in the name of GGI(UK) under this Agreement (including, without limitation, GGI(UK)'s commission account and security deposit) and any accrued interest in or towards the satisfaction of any indebtedness, liabilities or obligations or any sum that is due from the party to the other in any respect whatsoever (whether or not expressed in the same currency and including, without limitation, any payment of fees or charges due to the other and payments pursuant to any indemnity). For the avoidance of doubt:

15.1.1 any reference in this Clause 15 to any indebtedness, obligations or liabilities shall include all indebtedness, obligations or actual, future or contingent liabilities of any nature;

15.1.2 each party is not obliged to exercise its rights under this Clause 15, which are without prejudice to any other rights to which it is otherwise entitled; and

15.1.3 each party shall be entitled to combine or consolidate accounts and convert currencies for any of the purposes set out above or otherwise in connection with the exercise of its rights pursuant to this Agreement.]

15.2 Where any set-off, consolidation, combination or transfer requires the conversion of one currency to another, such conversion shall be carried out at such rates and in such manner as the parties, acting reasonably, may determine.

16. DEFAULT

16.1 If GGI(UK) shall fail to make payment or delivery when required, breach any of the provisions of this Agreement or become subject to an insolvency event (as described in Clause 16.2) or GGI(NZ) reasonably considers that GGI(UK) has not performed or is unlikely to perform its obligations hereunder or may otherwise jeopardise its position in any material respect, GGI(NZ) may, at that time or at any time thereafter, without prejudice to any other right or remedy available to it, with or without notice to GGI(UK):

16.1.1 cancel all and any unexecuted orders;

16.1.2 close out, terminate or reverse all or any transactions;

16.1.3 apply any money held in full or partial settlement of any liability; and/or

16.1.4 exercise any other right or remedy available to it hereunder or take such other action as GGI(NZ) may, in its absolute discretion, consider necessary, desirable or expedient to protect its position.

GGI(NZ) shall not have any liability whatsoever to GGI(UK) for any loss, liability or loss of profit or gain incurred or suffered by GGI(UK) in consequence of any exercise by it of any right or remedy under this Clause 16.1.

16.2 For the purpose of Clause 16.1 an insolvency event shall be deemed to occur if GGI(UK) becomes the subject of a petition in bankruptcy or winding-up, has a receiver or administrator appointed with respect to it or any of its assets and/or proposes or enters into any scheme of arrangement or composition with creditors. For the purpose of Clause 16.1 the actions contemplated by that Clause shall be deemed to have occurred immediately before the occurrence of the insolvency event.

17. CHANGES TO THE SERVICES

17.1 The parties shall from time to time meet to review the manner in which the Services are being provided by GGI(NZ) under this Agreement. At any time during the

continuance of this Agreement GGI(UK) may request additions to any part or parts of the Services. In addition GGI(UK) may request and GGI(NZ) may recommend variations to the Service.

17.2 No variations or additions to the Services will take effect unless and until they are agreed in writing between the parties and neither party shall withhold its agreement unreasonably.

18. WARRANTIES OF THE PARTIES

18.1 Each party represents and warrants (with the intention of both parties relying on such in entering into this Agreement on the terms hereof) that:

18.1.1 each is duly incorporated and validly existing under the laws of its country of incorporation and has and will at all times have the necessary power, authority and consents required to enable it to enter into this Agreement and to perform its obligations hereunder and such agreement constitutes legal, valid and binding obligations of each party enforceable against it accordingly;

18.1.2 each has all necessary authorisations (including, without limitation, any permissions, consents or approvals required from the FSA and any other regulator, national or local government or any department thereof) to enable or entitle both parties to enter into and perform their obligations hereunder and to carry on their businesses and have been obtained and are in full force and effect and will remain in such force and effect at all times during the term hereof;

18.1.3 all information supplied by each party to the other (including, without limitation, information relating to any Client or any Client account) is true, complete and accurate in all materials respects;

18.1.4 each will comply with all applicable legal and regulatory requirements in each jurisdiction in which either carries on business;

18.1.5 each will not do anything or omit to do anything, which would cause the other to breach any provision of FSMA, any other applicable legal or statutory requirements, including without limitation, the FSA Rules; and

18.1.6 while this Agreement is in force, each party shall not engage any other person to provide the Services contemplated by this Agreement, except as otherwise agreed with the other party.

18.2 Each party undertakes to notify the other immediately in writing or orally (confirmed in writing) of any material change to information previously provided or if at any time any of the warranties and representations given in this Clause 18 is or may become untrue or there is information known to either party which might make any such incomplete or misleading.

18.3 The representations and warranties in this Clause 18 shall be deemed to be repeated on each occasion on which GGI(UK) gives any order, instruction or information under this Agreement.

18.4 Except for the express warranties that are given in this Clause 18, each party gives no other warranties or representations with regard to the Services. Any other warranties or conditions, express or implied, statutory or otherwise are excluded from this Agreement to the extent permitted by law.

19. DATA PROTECTION ACT 1998

19.1 All Data shall remain GGI(UK)'s exclusive property.

19.2 GGI(UK), as Data Controller, will comply with the Data Protection Act 1998 (**Act**) and any future legislation enacted in replacement of the Act.

19.3 GGI(NZ), acting in so far as it may act as Data Processor (as defined in the Act), will comply with the 7th principle of the Act and any future legislation enacted in replacement of the Act. Consistent with the requirements of the 7th principle GGI(NZ) shall:

19.3.1 act only on instructions from GGI(UK) in respect of any Personal Data (as defined in the Act) included in the Data which is processed by GGI(NZ);

19.3.2 have technical and organisational measures in place against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data held or processed by it, appropriate to the harm that might result from such unauthorised or unlawful processing or loss, destruction or damage to Personal Data and the nature of the Personal Data;

19.3.3 take all reasonable steps to ensure the reliability of any of its staff who have access to Personal Data processed in connection with this Agreement;

19.3.4 only transmit the Personal Data provided by GGI(UK) to a country or territory outside of the European Economic Area with the express written consent of GGI(UK); and

19.3.5 allow GGI(UK) from time to time to audit, in accordance with the Act, the technical and organisation measures that GGI(NZ) has in place to ensure it complies fully with the Act.

20. LIMITATION OF LIABILITY

20.1 The following provisions set out GGI(NZ)'s entire liability (including any liability for the acts and omissions of its employees, agents or sub-contractors) to each other in respect of:

20.1.1 any breach of their contractual obligations under this Agreement; and

20.1.2 any representation, statement or tortious act or omission, including negligence, arising under or in connection with this Agreement.

20.2 Any act or omission on the part of its employees, agents or sub-contractors, falling within Clause 20.1 above shall, for the purposes of this Clause 20 be known as an **Event of Default**. Each party shall not be deemed to have breached its obligations under this Agreement to the extent that any act or omission on its part is due to any delay or failure by the other to give instructions, authority or information where the same has been properly sought or where the act or omission on the part of one party arises due to an act or omission on the part of the other.

20.3 Each party shall not in any event be liable for loss of profits, loss of opportunity, loss of business, loss of savings, loss of goodwill, claims by third parties, loss of anticipated savings (whether direct or indirect) or for any type of special, direct, indirect or consequential loss howsoever caused, even if caused by that party's negligence and/or breach of contract and even if such loss was reasonably foreseeable or that party had been advised of the possibility of the other incurring the same.

20.4 If a number of Events of Default of this Agreement by a party give rise substantially to the same loss, then they shall be regarded as giving rise to only one claim under the Agreement.

20.5 Each party hereby agrees to afford the other not less than 7 Business Days in which to remedy any Event of Default before making any claim in respect of such Event of Default.

20.6 Each party shall have no liability to the other in respect of any Event of Default unless the party shall have served written notice of the same upon the other within two years of the date it became aware of the circumstances giving rise to the Event of Default, or the date when it ought reasonably to have become so aware.

20.7 The parties each confirm that the exclusions and limitations of liability set out in this Clause 20 are fair and reasonable having regard to the nature of the Services provided in this Agreement.

21. EARLY TERMINATION

21.1 This Agreement may be terminated by notice in accordance with Clause 2 and may be terminated earlier by written notice:

21.1.1 by either party immediately on or at any time after the other:

(a) is in material breach of any of the terms of this Agreement and, where the breach is capable of remedy, the other party fails to remedy such breach within 20 Business Days' service of a written notice from the party not in breach, specifying the breach and requiring it to be remedied;

(b) being a company or limited liability partnership, summons a meeting of its creditors, makes a proposal for a voluntary arrangement, becomes subject to any voluntary arrangement, is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, has a receiver, manager, administrator or administrative receiver appointed over any of its assets, undertakings or income, has passed a resolution for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation) is subject to a petition presented to any Court for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation) is subject to a petition presented to any Court for its administration, has a provisional liquidator appointed, has a proposal made for a scheme of arrangement under section 896 Companies Act 2006 or the Limited Liability Partnerships Regulations 2001 or is the subject of a notice to strike off the register at Companies House or is subject to an administration order or equivalent procedures in a jurisdiction other than England and Wales;

(c) being an partnership or firm has entered into any composition or arrangement with its creditors, has a bankruptcy order made against it, has been made subject to an application for an interim order under section 253 Insolvency Act 1986 or an order under section 273 Insolvency Act 1986, has a petition presented for an Administration Order under Part III Insolvent Partnerships Order 1994 ("the Order"), has a petition presented for winding up as an unregistered company under Parts IV or V of the Order, has an interim receiver of its property appointed under section 286 Insolvency Act 1986, is unable to pay its debts within the meaning of sections 267 and 268 Insolvency Act 1986, has a receiver or manager appointed over any of its assets or any equivalent procedure in a jurisdiction other than England and Wales,

(d) being an individual has entered into any composition or arrangement with its creditors, has a bankruptcy order made against them, has a receiver appointed under the Mental Health Act 1983, dies or by reason of any illness (including mental disorder or infirmity), accident or injury or any other cause whatsoever becomes unable for a consecutive period of six

months or for an aggregate period of 6 (six) months in any one consecutive period of 6 (six) months to comply with its obligations under this Agreement or equivalent in a jurisdiction other than England and Wales;

(e) has any distraint, execution or other process levied or enforced on any of its property; or

(f) ceases, or appears in the reasonable opinion of the party wishing to terminate likely, or is threatening to cease, to trade;

21.1.2 immediately by either party if the business of the other is sold or otherwise acquired by or becomes subject to the Control of a competitor of that first party;

21.1.3 immediately by GGI(NZ) in the event of it exercising all or any of its powers pursuant to Clause 16

21.2 For the purposes of Clause 21.1.1 a breach shall be considered capable of remedy if the party in breach can comply with the provisions in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

21.3 The rights to terminate this Agreement given by this Clause 21 shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

22. EFFECT OF TERMINATION

22.1 Any termination of this Agreement for any reason shall not affect any accrued rights or liabilities of either party, nor the coming into force, or the continuance in force, of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination, including without limitation Clauses 1, 11, 12, 13, 15, 19, 20, 22, 23, 26, 27, 34, and 35.

22.2 Upon the termination of this Agreement for whatever reason:

22.2.1 GGI(NZ) will immediately cease to provide the Services (subject to Clause 22.2.4).

22.2.2 without limitation to the foregoing, the parties shall agree a plan for the orderly handover of the Services to GGI(UK) (or its nominee) or another service provider selected by GGI(UK) including providing all reasonable assistance to GGI(UK) to facilitate the efficient transfer of money and records to GGI(UK) or another service provider such that the Services can be carried on with the minimum of interruption and inconvenience to GGI(UK) and Clients to effect such handover;

22.2.3 with effect from the date of termination of this Agreement (the **Termination Date**), and until such time as the plan for the handover of the Services pursuant to Clause 22.2.2 above has been fully implemented, GGI(NZ) may in its absolute discretion agree with GGI(UK) to continue to provide the Services to GGI(UK) in accordance with the terms and conditions of this Agreement, except that it shall be entitled to be paid for such Services and all other actions necessary to implement this Clause 22 at its then prevailing charges. Such charges shall be payable by GGI(UK) within thirty (30) days of GGI(UK) receiving an invoice therefor containing a break-down of charges;

22.2.4 immediately following the Termination Date both parties shall promptly deliver up to the other all property belonging to the other and all materials incorporating any Information (as defined in Clause 23.1 below) of the other. Within 14 days after the Termination Date both parties shall certify in writing to the other that they have fully complied with their obligations under this Clause 22.2.4;

22.2.5 all outstanding commissions under Clause 14 shall become immediately due and payable by GGI(NZ) to GGI(UK).

22.3 Subject as otherwise provided in this Agreement, or subject to any rights or obligations, which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.

23. CONFIDENTIALITY

23.1 Each party undertakes to:

23.1.1 keep confidential all information (written or oral) concerning the business and affairs of the other that it shall have obtained or received as a result of the discussions leading up to or the entering into or performance of this Agreement (**Information**). The term **Information** extends to all knowledge and information relating to the trade, business, activities, operations, organisations, finances, processes, drawings, specifications, methods, designs, formulae, software and technology of and concerning the other party and any of its brokers or suppliers;

23.1.2 not without the other party's written consent to disclose the Information in whole or in part to any other person, save those of its principals, directors, partners, officers and employees, agents and sub-contractors involved in the provision or receipt of the Services and who have a need to know the same; and

23.1.3 use the Information solely in connection with the provision or receipt of the Services and not for its own benefit or the benefit of any third party.

23.2 The provisions of Clause 23.1 above shall not apply to the whole or any part of the Information to the extent that it is:

23.2.1 already in the other party's possession on the date of its disclosure without breach of any obligation of confidentiality; or

23.2.2 in the public domain other than as a result of a breach of this Clause; or

23.2.3 independently developed by the other party without reference to or use of the Information.

23.3 Neither party shall without the prior written consent of the other divulge any part of the Information to any person except:

23.3.1 the party's employees, officers, representatives or advisers who need to know such Information for the purposes of carrying out the party's obligations under this Agreement. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party's Information comply with this Clause; and

23.3.2 as may be required by law, court order or any governmental or regulatory authority.

23.4 For the purposes of GGI(NZ)'s undertaking under Clause 23.1 above, the Information shall be deemed to include all Data of GGI(UK) under the care and control of GGI(NZ).

24. FORCE MAJEURE

24.1 Neither party shall be deemed to be in breach of this Agreement or otherwise liable to the other party in any manner whatsoever for any failure or delay in performing its obligations under this Agreement due to Force Majeure.

24.2 If a party's performance of its obligations under this Agreement is affected by Force Majeure, then:

24.2.1 it shall give written notice to the other party, specifying the nature and extent of the Force Majeure, within such reasonable period on becoming aware of the Force Majeure and will at all times use all reasonable endeavours to mitigate the severity of the Force Majeure;

24.2.2 subject to the provisions of Clause 24.3, the date for performance of such obligation shall be deemed suspended but only for a period equal to the delay caused by such event;

24.2.3 it shall not be entitled to payment from the other party in respect of extra costs and expenses incurred by virtue of the Force Majeure event.

24.3 If the Force Majeure in question prevails for a continuous period in excess of three months after the date on which the Force Majeure begins, either party is then entitled to give notice in writing to the other party to terminate this Agreement. This notice to terminate must specify the termination date, which must not be less than 28 days after the date on which the notice to terminate is given. Once a notice to terminate has been validly given, this Agreement will terminate on the termination date set out in the notice.

25. WAIVER

25.1 Any failure by either party (whether continued or not) to insist upon strict compliance with any provision of the Agreement shall not constitute nor be deemed to constitute a waiver of any of the party's respective rights or remedies. The rights and remedies conferred under this Agreement shall be cumulative and the exercise or waiver of any part thereof shall not preclude or inhibit the exercise of any other additional rights and remedies.

26. NOTICES

26.1 Any demand or notice may be given by hand or sent by first class pre-paid post, or facsimile transmission or email to such address as may be notified by each of the parties from time to time. All communications so sent shall be deemed to have been duly served:

26.1.1 if delivered by hand, when left at the proper address for service;

26.1.2 if given or made by prepaid first class post, 5 Business Days after being posted (excluding Saturdays, Sundays and public holidays);

26.1.3 if given or made by facsimile transmission or email, at the time of transmission, provided that a confirming copy is sent by first class pre-paid post to the other party within 24 hours after transmission.

Provided that, where in the case of delivery by hand or transmission by facsimile or email, such delivery or transmission occurs either after 4.00 p.m. on a Business Day, or on a day other than a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day (such times being local time at the address of the recipient).

27. INVALIDITY AND SEVERABILITY

27.1 If any provision of the Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of the Agreement which shall remain in full force and effect.

28. ENTIRE AGREEMENT

28.1 This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

29. SUCCESSORS

29.1 This Agreement shall be binding upon and endure for the benefit of the successors in title of the parties.

30. ASSIGNMENT

30.1 This Agreement is personal to the parties, and neither of them may, without the written consent of the other, transfer, assign or dispose of any of its rights hereunder, or (save as provided in Clause 32) delegate any of its obligations under this Agreement.

31. NO PARTNERSHIP OR JOINT VENTURE

31.1 Nothing in this Agreement shall create, or be deemed to create, a partnership, joint venture or relationship of employer and employee between the parties.

32. SUB-CONTRACTING

32.1 Each party will be free to sub-contract or appoint agents in relation to any or all of its rights and obligations under this Agreement but they will remain contractually responsible for any obligations which are sub contracted.

33. VARIATIONS

33.1 No variation of this Agreement shall be valid unless in writing signed by a duly authorised representative of the parties.

34. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

34.1 The Contracts (Rights of Third Parties) Act 1999 shall not apply to the Agreement or to any agreement or document entered into pursuant to the Agreement and only the parties with explicit rights or obligations pursuant to the Agreement may enforce any term of and benefit from the Agreement.

35. LAW

35.1 This Agreement is governed by and shall be construed in accordance with the laws of England. The parties irrevocably submit to the exclusive jurisdiction of the English courts to settle any suit, action or other proceedings relating to the Agreement (proceedings). Nothing in the Agreement shall prevent either party from bringing proceedings against the other in any jurisdiction.

Each party irrevocably agrees to waive any objection which it may have at any time to the laying of venue of any proceedings brought in the English courts and agrees not to claim that such proceedings have been brought in an inconvenient forum or that such court does not have jurisdiction over it.

For and on behalf of
GOLDENWAY GLOBAL INVESTMENTS (NEW ZEALAND) LIMITED

Authorized Signature(s)

EXECUTED AS A DEED by

GOLDENWAY GLOBAL INVESTMENTS (NEW ZEALAND) LIMITED)

Director

Director / Secretary

GOLDENWAY GLOBAL INVESTMENTS (UK) LIMITED)

Goldenway Global Investments (UK) Limited

Director

Director / Secretary

Schedule 2 – Service Levels

1 **Non specified performance standard**

Where an element of the Services is not the subject of a performance standard described below or elsewhere in this Agreement then it shall be supplied by GGI(NZ) to GGI(UK) with reasonable care and skill in accordance with the general duties and obligations of GGI(NZ) pursuant to this Agreement.

1.1 **Interruptions**

Interruptions to the Services will generally only be made with the prior agreement of GGI(UK), such agreement not to be unreasonably withheld or delayed and when, in the reasonable opinion of GGI(NZ), they are necessary to improve or maintain the Services. Any such interruptions shall so far as reasonable and practical be scheduled so as to have the minimum impact on the Services. GGI(NZ) will not be responsible or liable to GGI(UK) for any interruptions or unavailability of the Services due to the faults of a third party but GGI(NZ) will use reasonable endeavours to notify GGI(UK) of such interruptions so far as GGI(NZ) is able to anticipate the likely period of delay.

1.2 **Volumes and Business Profile**

The Service Levels are based on GGI(UK)'s current and anticipated trading volumes and business profile. Any material changes to GGI(UK)s trading volumes or business profile may result in GGI(NZ) recommending a variation or addition to this Agreement under the provisions of this Agreement but nothing in this Agreement shall be interpreted as restricting GGI(UK)'s ability to develop or expand its business.

1.3 **Resources**

GGI(NZ) will ensure the availability of sufficient resources as are reasonably necessary for the performance of its obligations under this Agreement.

1.4 **Security**

The parties will comply with Clause 19 of this Agreement and if GGI(UK) has no formal security policy, it shall adopt and comply at all times with the GGI(NZ) security policy.

1.5 **Target response times:**

Changes in Notification Requirements

Save in the case of emergency GGI(NZ) will give GGI(UK) not less than 28 Business Days' notice of any change in its requirements for the provision of information to it.